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Exhibit 99.1

September 8, 2004

CERTIFIED MAIL AND TELECOPY DELIVERY

Mr. John H.F. Haskell, Jr.
Chairman of the Special Committee
    of the Board of Directors
Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831

Dear Mr. Haskell:

        On behalf of myself, Jonathan R. Wagner, Richard T. Kurth and certain other members of the senior management team of CompManagement, Inc. (the "CMI Management Team"), please accept this letter as our offer to acquire all of the outstanding capital stock of Security Capital Corporation ("SCC") in accordance with, and subject to, the terms of the transaction outlined below.

        We propose that an entity to be formed ("Newco") by the CMI Management Team and our equity partners, Talisman Capital Fund I, LLC and Stonehenge Opportunity Fund, LLC, acquire by merger all of the outstanding shares of Class A common stock, common stock, and preferred stock of SCC at a price of $10.50 per share, payable in cash at the closing of the transaction. Our offer is subject to (i) satisfactory due diligence review of SCC and its subsidiaries, other than CompManagement, Inc., (ii) the agreement of the majority stockholder of SCC and its affiliates, including Brian D. Fitzgerald, to vote their SCC shares in favor of the outlined transaction, and (iii) negotiation and execution of a definitive merger agreement between Newco and SCC containing customary provisions for a transaction of this nature. We are prepared to immediately begin our due diligence review and anticipate an expeditious completion once all requested documents are made available for our review. Furthermore, we are communicating our offer to Mr. Fitzgerald, and we stand ready to initiate discussions with him.

        In addition to funding from our equity partners, we expect to finance our offer primarily from funds provided by new senior and subordinated debt of Newco and CompManagement. We expect to have financing commitments in place following completion of our due diligence review.

        We believe that our offer provides an excellent opportunity for all stockholders of SCC to obtain liquidity for their SCC shares at a premium price.

        If you have any questions regarding this matter, please feel free to contract me at (614) 760-2400.

Sincerely,
/s/ ROBERT J. BOSSART Robert J. Bossart

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  Exhibit 99.1